                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 1)(1)


                            Concur Technologies, Inc.
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
                         (Title of Class of Securities)


                                    20670810
                                 (CUSIP Number)


                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         [ ]      Rule 13d-1(c)

         [X]      Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  20670810                     13G            PAGE   2   OF  19  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          MAYFIELD VIII, A CALIFORNIA LIMITED PARTNERSHIP
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,515,616
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,515,616
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,515,616
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          6.6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO.  20670810                     13G            PAGE   3   OF  19  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          MAYFIELD VIII MANAGEMENT, L.L.C.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,595,384
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,595,384
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,595,384
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          OO
          ---------------------------------------------------------------------

CUSIP NO.  20670810                     13G            PAGE   4   OF  19  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          MAYFIELD ASSOCIATES FUND III, A CALIFORNIA LIMITED PARTNERSHIP
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     79,768
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               79,768
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          79,768
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO.  20670810                     13G            PAGE   5   OF  19  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          YOGEN K. DALAL
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    16,698
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,595,384
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   16,698
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,595,384
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,612,082
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO.  20670810                     13G            PAGE   6   OF  19  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          F. GIBSON MYERS, JR.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    19,664
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,595,384
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   19,664
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,595,384
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,615,048
          ---------------------------------------------------------------------


 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.1%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO.  20670810                     13G            PAGE   7   OF  19  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          KEVIN A. FONG
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    19,664
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,595,384
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   19,664
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,595,384
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,615,048
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.1%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO.  20670810                     13G            PAGE   8   OF  19  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          WILLIAM D. UNGER
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    12,388
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,595,384
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   12,388
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,595,384
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,607,772
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO.  20670810                     13G            PAGE   9   OF  19  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          WENDELL G. VAN AUKEN, III
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,595,384
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,595,384
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,595,384
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO.  20670810                     13G            PAGE   10  OF  19  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          MICHAEL J. LEVINTHAL
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)    SOLE VOTING POWER
  NUMBER OF                   26,331 (INCLUDES OPTIONS TO PURCHASE 6,667 SHARES)
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)    SHARED VOTING POWER
  OWNED BY                    1,595,384
    EACH               --------------------------------------------------------
  REPORTING            (7)    SOLE DISPOSITIVE POWER
 PERSON WITH                  26,331 (INCLUDES OPTIONS TO PURCHASE 6,667 SHARES)
                       --------------------------------------------------------
                       (8)    SHARED DISPOSITIVE POWER
                              1,595,384
                       --------------------------------------------------------

  (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,621,715 (INCLUDES OPTIONS TO PURCHASE 6,667 SHARES)
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.1%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO.  20670810                     13G            PAGE   11   OF  19  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          A. GRANT HEIDRICH, III
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    19,665
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,595,384
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   19,665
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,595,384
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,615,049
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.1%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------

CUSIP NO.  20670810                     13G            PAGE   12   OF  19  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          RUSSELL C. HIRSCH
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    3,932
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,595,384
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   3,932
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,595,384
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,599,316
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------

CUSIP NO.  20670810                     13G            PAGE   13   OF  19  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          WENDE S. HUTTON
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    3,931
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,595,384
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   3,931
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,595,384
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,599,315
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------

ITEM 1.

         (a)      NAME OF ISSUER:

                  Concur Technologies, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  6222 185th Street
                  Redmond, WA 98052

ITEM 2.

         (a)      NAME OF PERSONS FILING:

                  Mayfield VIII, a California Limited Partnership
                  Mayfield VIII Management, L.L.C.
                  Mayfield Associates Fund III, a California Limited Partnership Yogen K. Dalal
                  Kevin A. Fong
                  Wendell G. Van Auken, III
                  A. Grant Heidrich, III
                  F. Gibson Myers, Jr.
                  William D. Unger
                  Michael J. Levinthal
                  Russell C. Hirsch
                  Wende S. Hutton

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  c/o Mayfield Fund
                  2800 Sand Hill Road
                  Menlo Park, CA 94025

         (c)      CITIZENSHIP:

                  Mayfield VIII and Mayfield Associates Fund III are California limited partnerships.
                  Mayfield VIII Management, L.L.C. is a Delaware limited liability corporation.
                  The individuals listed in Item 2(a) are U.S. citizens.




                              Page 14 of 19 Pages.

         (d)      TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.001 per share.

         (e)      CUSIP NUMBER:

                  20670810

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable

ITEM 4.  OWNERSHIP

         The information regarding ownership as set forth in Items 5-9 of Pages 2-13 hereto, is hereby incorporated by reference.

         For a summary of total ownership by all Reporting Persons, see Exhibit 2 hereto.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         Not applicable.




                              Page 15 of 19 Pages.

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000


                                MAYFIELD VIII
                                A California Limited Partnership


                                By: Mayfield VIII Management, L.L.C.
                                    Its General Partner


                                By: /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Attorney In Fact for
                                    Michael Levinthal, Member


                                MAYFIELD VIII MANAGEMENT, L.L.C.


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Attorney In Fact for
                                    Michael Levinthal, Member


                                MAYFIELD ASSOCIATES FUND III
                                A California Limited Partnership


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Attorney In Fact for
                                    Michael Levinthal, General Partner


                                YOGEN K. DALAL


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                   George A. Pavlov, Attorney In Fact


                                F. GIBSON MYERS, JR.


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Attorney In Fact


                                KEVIN A. FONG


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Attorney In Fact


                                WILLIAM D. UNGER



                              Page 16 of 19 Pages.

                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Attorney In Fact


                                WENDELL G. VAN AUKEN, III


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Attorney In Fact


                                MICHAEL J. LEVINTHAL


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Attorney In Fact


                                A. GRANT HEIDRICH, III


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Attorney In Fact


                                RUSSELL C. HIRSCH


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Attorney In Fact


                                WENDE S. HUTTON


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Attorney In Fact




                              Page 17 of 19 Pages.

                                    EXHIBIT 1


Exhibit 1 - "STATEMENT APPOINTING DESIGNATED FILER AND AUTHORIZED SIGNATORY" is hereby incorporated by reference to Exhibit 1 to the Statement on Schedule 13G dated February 16, 1999.






                              Page 18 of 19 Pages.

                                    EXHIBIT 2


                                                            NUMBER OF                                       PERCENT OF CLASS
                                                              SHARES                 NUMBER OF SHARES         BENEFICIALLY
         NAME OF REPORTING PERSON                          (DIRECT) (5)                (INDIRECT)               OWNED(1)
-------------------------------------------              ---------------             ----------------       ----------------
Mayfield VIII,
 a California Limited Partnership                        1,515,616(2)                        -0-                    6.6%
Mayfield VIII Management, L.L.C                                                     1,595,384(2)(3)                 7.0%
Mayfield Associates Fund III, a California
 Limited Partnership                                        79,768(3)                        -0-                    0.3%
Yogen K. Dalal                                              16,698                     1,595,384(4)                 7.0%
F. Gibson Myers                                             19,664                     1,595,384(4)                 7.1%
Kevin A. Fong                                               19,664                     1,595,384(4)                 7.1%
William D. Unger                                            12,388                     1,595,384(4)                 7.0%
Wendell G. Van Auken, III                                      -0-                     1,595,384(4)                 7.0%
Michael J. Levinthal                                        26,331(6)                  1,595,384(4)                 7.1%
A. Grant Heidrich, III                                      19,665                     1,595,384(4)                 7.1%
Russell C. Hirsch                                            3,932                     1,595,384(4)                 7.0%
Wende S. Hutton                                              3,931                     1,595,384(4)                 7.0%
Total                                                    1,717,657                                                  7.5%


(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of shares outstanding as of December 10, 1999 as reported in the Issuer's Form 10-K for the year ended September 30, 1999.

(2) Represents shares held of record by Mayfield VIII, of which Mayfield VIII Management, L.L.C. is the sole General Partner.

(3) Represents shares held of record by Mayfield Associates Fund III, of which Mayfield VIII Management, L.L.C. is the sole General Partner.

(4) Includes shares held of record by Mayfield VIII and Mayfield Associates Fund
III. The individual Reporting Persons listed are Members of Mayfield VIII Management, L.L.C. which is the general partner of Mayfield VIII and Mayfield Associates Fund III. The individual Reporting Persons listed in column one may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield VIII and Mayfield Associates Fund III but disclaim such beneficial ownership.

(5) Each individual Reporting Person expressly disclaims that he or she is the beneficial owner of any shares which are held by any other individual Reporting Person in his or her individual capacity. Shares held by individual Reporting Persons, other than Mr. Hirsch, are held as trustee.

(6) Includes options to purchase 6,667 shares that are or will be vested within 60 days. Excludes unvested options to purchase 21,333 shares.



                              Page 19 of 19 Pages.